UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2011, Options Media Group Holdings, Inc. (the “Company”) appointed Jeffrey A. Yesner to serve as its Chief Financial Officer beginning September 30, 2011.  From November 2007 through August 2011, Mr. Yesner served as the Chief Accounting Officer of Medical Staffing Network Holdings, Inc. (“Medical Staffing”), one of the largest diversified healthcare staffing companies in the United States. Prior to this, Mr. Yesner served as the Vice President of Finance of Medical Staffing from July 2006 until November 2007.  Mr. Yesner is a Certified Public Accountant, inactive, in New York and is 40 years old.  The Company is currently finalizing a compensation package for Mr. Yesner which will include a $200,000 annual salary and 3,000,000 stock options exercisable at $.0365 per share which will vest in 12 equal increments each March 31st, June 30th, September 30st, and December 31st (beginning December 31, 2011), subject to continued employment on each applicable vesting date.  In connection with the appointment of Mr. Yesner, on August 25, 2011, the Company notified Steve Stowell, the Company’s current Chief Financial Officer, that it would not be renewing his Employment Agreement.  Mr. Stowell will remain employed as Chief Financial Officer until September 29, 2011, the end of the term of his Employment Agreement and will help with the transition of Mr. Yesner as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: August 31, 2011	By:	/s/ Keith St. Clair
Name: Keith St. Clair
Title: Chairman